Exhibit 99.1

PLEASE CONTACT:
Tere Miller
Vice President,
Corporate Communications
(760) 741-2111, ext. 1177

       REALTY INCOME REACHES AGREEMENT WITH BUFFETS ON
105 PROPERTIES UNDER LEASE

ESCONDIDO, CALIFORNIA July 15, 2008….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE:O) today announced that the Company has reached an agreement with Buffets Holdings, Inc., (Buffets) for the continued lease of all of its properties.

Under the terms of the agreement, all 105 of the leases, 104 owned by Realty Income and one owned by Crest Net Lease, Inc., will be assumed and continue to be operated by Buffets. Rents will be modified, for the 104 Realty Income properties, from an annualized rent of $22.4 million to $19.4 million, or 87% of previous rents. In addition, rents are to increase 2% annually. Currently the 104 properties represent approximately 6.8% of Realty Income’s annualized lease revenue. Subsequent to the execution of this agreement, it is anticipated that Buffets will continue to be the Company’s largest tenant and will represent approximately 5.9% of Realty Income’s annualized lease revenue.

Realty Income further stated that the results of these negotiations are consistent with the projections used in the Company’s previous earnings guidance and, as such, there is no change in earnings guidance based on this agreement. The agreement has been filed with the Court for approval at a future date and is subject to the requirements of the code.

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date the Company has paid 455 consecutive common stock monthly dividends throughout its 39-year operating history. The monthly income is supported by the cash flow from over 2,300 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

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